EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement (No. 333-224828) on Form S-3 and (333-174708 and 333-195755) on Form S-8 of our reports dated February 17, 2022, with respect to the consolidated financial statements of Air Lease Corporation and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Irvine, California
February 17, 2022